Exhibit 10.20
(ENGLISH TRANSLATION)
Buenos Aires, 19th February, 2000
Messrs.,
Establecimiento Las Marías S.A.C.I.F.A.
Irala 2021. Buenos Aires City
Dear Sirs,
We are pleased to send you hereby the terms and conditions of the consignment contract offer which, in case of approval, will rule the business relationship between MOLINOS ALA S.A. and ETABLECIMIENTO LAS MARIAS S.A.C.I.F.A., as of 1st March, 2000.
It is worth mentioning that, as previously stated, your participation as consignee of our firm is contemplated in the contractual proposal.
The offer reads verbatim as follows:
CONSIGNMENT CONTRACT OFFER
Between ESTABLECIMIENTO LAS MARIAS S.A.C.I.F.A., hereinafter LAS MARIAS, domiciled at Irala 2021, Buenos Aires City, and MOLINOS ALA S.A., hereinafter MOLINOS ALA, domiciled at Avda. Roque Sánez Peña 832, 8th floor, Buenos Aires City, hereby agree to enter into this commission contract (Section 232 and subsequent ones of the Commercial Code) by which LAS MARIAS, acting in its capacity as commission agent, is entrusted with the marketing of MOLINOS ALA products, pursuant to the terms and conditions set forth in the following clauses:
First: MAIN PURPOSE.
1.1.	MOLINOS ALA entrusts LAS MARIAS, and this one agrees, with the exclusive marketing, within the scope established herein, on consignment and in the Argentine Republic territory, of the products manufactured and/or imported by MOLINOS ALA, in every size and version, pursuant to the provisions of Exhibit A, attached hereto, hereinafter “THE PRODUCTS”, and those that in the future it may incorporate to its line of rice for consumption.
1.2.	In order to ensure the normal supply of the market, MOLINOS ALA hereby agrees, according to the sales forecasts established by mutual agreement, to deliver as stock to LAS MARIAS, an amount of merchandise equivalent to 10 working days of the sales estimated for the following month. LAS MARIAS must store THE PRODUCTS without affecting their quality, appearance or packaging, and will allow MOLINOS ALA representatives to monitor the places where THE PRODCUTS are stored. The stock will be placed in clean and hygienic premises and in a way that they could be easily audited or checked by MOLINOS ALA representatives. This stock must be refilled by MOLINOS ALA within 48 hours following LAS MARIAS request.

The stock of THE PRODUCTS which LAS MARIAS may have in its stores will be on consignment and, consequently, will belong to MOLINOS ALA until it is sold to a third party.
1.3.	Should the real stock at the end of the month be lower than necessary pursuant to the next month commercial plan estimation, the subsequent deliveries will be part of the stock as established in the previous clause. However, if the real stock were higher, this difference must be considered to reduce future deliveries.
1.4.	MOLINOS ALA herein reserves the discretionary right to discontinue THE PRODUCTS sales in the Argentine Republic territory at any time or to remove some of the products from Exhibit A, or to modify the sizes, packaging or any other characteristic of THE PRODUCTS, without assuming any liability or obligation to LAS MARIAS, with the only requirement of notifying such decision to the latter with a minimum of thirty days in advance.
1.5.	LAS MARIAS will give MOLINOS ALA the sales’ figures made through their commercial channel and the number points of sale, as frequently as MOLINOS ALA should reasonably require.
Second: EXCLUSIVITY.
2.1.	LAS MARIAS herein agrees not to manufacture, market or distribute for consumption, in the geographical area established in clause 1.1., whether on its own behalf or on behalf of third parties, similar products or products which may directly compete with THE PRODUCTS, while this contract is force, unless it is authorized in writing by MOLINOS ALA.
A product which is manufactured and/or produced and/or fractionated and/or imported by LAS MARIAS or any other company under the control of Las Marías S.A. Group, and/or by any of the manufacturers and/or importers whose products are marketed at present by LAS MARIAS will not be considered either competitive or similar to THE PRODUCTS, as long as it is not rice of any type. As to this clause 2.1, the idea of control is that of the business organizations law. In turn, MOLINOS ALA herein agrees not to manufacture and/or market and/or distribute for consumption in the geographical area of clause 1.1., whether on its own or on behalf of third parties, similar products or products which may directly compete with the products manufactured, marketed and/or imported by LAS MARIAS, including THE PRODUCTS, while this contract remains in force, but by and/or through it, except for the provisions of clause 1.1. hereof.
2.2.	MOLINOS ALA herein reserves the right of selling THE PRODUCTS for industrial consumption, as manufacturer of third parties’ private lines, and for its exportation, without LAS MARIAS participation in any of the commercial steps included in this contract, in which case, it shall not demand any compensation whatsoever. These activities shall not be deemed as part of this contract.
Third: SALE PRICES TO THIRD PARTIES. SALE CONDITIONS. CHARGES.
3.1	The prices to third party purchaser of each type of THE PRODUCTS, will be fixed exclusively by MOLINOS ALA, who may modify them each time it considers appropriate, and always in agreement with the price policies established in the commercial program of the fiscal year. LAS MARIAS herein agrees to put into effect these prices within five working days of reception of the corresponding MOLINOS ALA communication in accordance with this contract and according to the corresponding payment terms.
3.2	LAS MARIAS has the exclusive authority to set the legal method of payment, i.e. the means and method of payment or the documentation of THE PRODUCTS sales. MOLINOS ALA will inform in writing to LAS MARIAS the terms for payment corresponding to each marketing channel and/or client. In the absence of such information, it will be considered that the term for payment is the same as applied by LAS MARIAS to third party purchasers of other products different from the PRODUCTS, marketed by this in its capacity of consignee, in accordance with the commercial channel in question.
3.3	LAS MARIAS herein agrees to negotiate with the shops a proper rotation and exhibition of THE PRODUCTS. Likewise, LAS MARIAS herein agrees to do its best and act with due diligence in the delivery of THE PRODUCTS within 48 business hours after the reception of the order.
3.4	LAS MARIAS shall apply the prices and payment terms which MOLINOS ALA established for THE PRODUCTS sale, within 5 working days of reception of the MOLINOS ALA communication or a greater period if indicated by it. In every case, the conditions upon which operations have been agreed must be observed, prior to the entry into effect of MOLINOS ALA notifications in question.
3.5	Freight, packing and insurance charges arising from the fulfillment of the commission will be on account of MOLINOS ALA. Regarding the packing charges, these will be limited to THE PROCUTS delivery, from MOLINOS ALA to LAS MARIAS, pursuant to the provisions of clause 5.1, prepared for commercialization.
3.6	LAS MARIAS agrees, pursuant to the provisions of section 241 of the Commercial Code, to provide the necessary funds in advance in order to fulfill the commission in connection with the charges listed in clause 3.5., except for what is provided therein as regards packing. Such reimbursement will be performed pursuant to the provisions of clause 5.5.
Fourth. COMMISSION RULES, CONSIGNMENT EFFICIENCY, COLLECTIONS.
4.1	Pursuant to section 274 of the Commercial Code, LAS MARIAS’ commission will amount to an 11,56% of the total gross amount billed by LAS MARIAS, on account and order of MOLINOS ALA, during the billing period, net of a ten percent (10%) of theoretical commercial discounts, before VAT and any other tax be discriminated in the billing of THE PRODUCTS buyers.
4.2	This commission includes the total and unique compensation to LAS MARIAS for its work in its capacity of MOLINOS ALA consignee, pursuant to the provisions of this contract. MOLINOS ALA releases and discharges LAS MARIAS from the liabilities included in sections 259 and 268 of the Commercial Code.
4.3	LAS MARIAS will hire THE PRODUCTS freight and insurance on account and order of MOLINOS ALA, covering from their reception by LAS MARIAS, pursuant to clause 5.1, until their delivery to third parties in accordance with the normal conditions of the market. As provided under section 273 of the Commercial Code, THE PRODUCTS insurance will be agreed pursuant to the provisions of section 21 and 22 of Law 17.418. LAS MARIAS must notify the insurance company and MOLINOS ALA within 48 hours of its notice of the accident. The coverage must include destruction, theft and robbery in during transportation and the civil liability arising from the damage suffered.
4.4	The parties herein agree that, for all the operations included in this contract, the charges for insurance must not exceed 1‰ (one per thousand) of LAS MARIAS gross invoicing, corresponding to THE PRODUCTS, and the charges for freight, 2,8% on identical basis.

The aforementioned limit will be deemed as a consigner’s instruction made pursuant to the provisions of section 238 of the Commercial Code.
Should LAS MARIAS not respect the quantity limits agreed, its liability to MOLINOS ALA, by virtue of section 242 of the Commercial Code, will be only the reimbursement of the amounts that, in such concepts, LAS MARIAS would have included in the SALES NOTES AND NET PROCEEDS, pursuant to the provisions of clause 5.5.

The fulfillment of the charge limits established in this clause will be monthly, as provided under clause 4.6.
4.5	On the assumption that the charges for the items listed in clauses 4.3. and 4.4. were lower than the limit established for each of them, MOLINOS ALA will reward LAS MARIAS to the extent of the savings obtained, being the provisions of section 255 of the Commercial Code not applicable in this case.
4.6	The relevant amounts of money concerning clauses 4.4. and 4.5. will be included in the SALES NOTE AND NET PROCEEDS corresponding to the last week of the calendar month in question and to which the diseconomies or economies obtained in such month in the commission for such charges will be applied, allocating it to its balance in accordance with the sign they may have.
4.7	The risk of bad credits arising from the operations conducted on its account and order and in agreement to the current instructions is assumed by MOLINOS ALA. LAS MARIAS, as provided under section 258 of the Commercial Code, will be obliged to study the creditworthiness of the buyer. Consequently, LAS MARIAS herein agrees that the total amount of bad debts will not exceed 2‰ (two per thousand), calculated on the basis stated in clause 4.4., first paragraph, and for the period fixed in clause 4.9.
4.8	On the assumption that the amount of money deemed irrecoverable, considering as such, for the purposes of this contract, the credit for the price of an operation made as established at the beginning of the previous clause, defined as bad debt pursuant to section 136 of the National Decree 1344/98, containing the regulations for the income tax, exceeds the percentage fixed in clause 4.7, the corresponding provisions of clause 4.9 shall prevail.

Should the bad debt amount be less than such percentage, by an amount equal to the effective difference between the bad debt amount and the one arising from the percentage limit established herein, on the basis agreed for the period in question, MOLINOS ALA will reward LAS MARIAS.
The mechanism to compensate for the economies and diseconomies for this item will be referred to in clause 4.9, and will be deemed as the limit of LAS MARIAS responsibility to MOLINOS ALA contemplated in section 260 of the Commercial Code.

The application of the mechanism referred to in clause 4.9. in no way will bear interests for the elapsed term during the basis period for calculation defined in the latter.
Should LAS MARIAS, acting in the collections management pursuant to the provisions of clause 10.1, collect any of the bad debts, it will include such amount in the first SALES NOTE AND NET PROCEEDS to be made, with respect to the period in which such debt was effectively collected. Such collection will be accounted for, with a negative sign, against the bad debt amounts of the fiscal year in which they were collected, in the calculation of the effective bad debts percentage of that fiscal year.
LAS MARIAS is authorized, acting as collections manager on account and order of MOLINOS ALA, to grant reductions, extensions of time, renewal, and/or any other act related to the collection in judicial and/or extrajudicial enforcements, individual and/or collective. The only restriction will be the duty to comply with the limit referred to in clause 4.7., and/or be liable for the potential amount in excess, pursuant to the provisions of clause 4.9.
4.9	In each of the SALES NOTE AND NET PROCEEDS made by LAS MARIAS pursuant to the provisions of clause 5.5., a percentage on the basis of the theoretical definition of bad debts referred to in clause 4.8. will be included, which will operate reserving the credits arising from business operations, made by LAS MARIAS on account and order of MOLINOS ALA, which were subject to liquidation and to be recorded as bad debts pursuant to the provisions herein agreed. Such percentage will be equal to the one set forth in clause 4.7., calculated on an identical basis.
Upon the end of MOLINOS ALA fiscal year, which closing date is 30th June of each year, LAS MARIAS will determine the bad debts total amount.
The calculation will be made in total figures and in percentages, estimated according to the basis defined in clause 4.4., first paragraph, which will give an effective bad debt percentage.
On that occasion, the amounts reserved as bad debt of the fiscal year, included by LAS MARIAS in the SALES NOTE AND NET PROCEEDS corresponding to it, made by virtue of the mechanism set forth in clause 5.5., will be recorded, and they will be compared with the bad debt effective percentage for the same fiscal year, subtracting the first magnitude from the second.
Should the result be positive, the greater amount of effective bad debts will be deemed as a penalty and will constitute the only reparation in charge of LAS MARIAS, as contemplated in clause 4.8., third paragraph. Consequently, MOLINOS ALA must not reimburse such difference to it.
Should the result be negative, by virtue of the provisions of clause 4.8., second paragraph, such difference will be the compensation that MOLINOS ALA gives LAS MARIAS for its efficiency in collection management, therefore the amount corresponding to such difference will be the final payment made by MOLINOS ALA for such item.
4.10	In no case whatsoever the excess of the charges listed in clause 4.3., regarding the percentages fixed in clause 4.4., will be deemed as a contractual impediment of LAS MARIAS to be invoked for the cancellation hereof. Nor will it imply a breach of contract, by virtue of the aforesaid terms, the excess of the bad debt percentage limit fixed in clause 4.7. in which, eventually, LAS MARIAS may incur in the performance of the commission. The consequences for such diversions will be agreed only in clauses 4.4. and 4.9., respectively.
4.11	The items which, pursuant to the provisions of clauses 4.3., 4.4., 4.5., .4.7. and 4.8., have to be charged to MOLINOS ALA, will be allocated to the first payment corresponding to each SALES NOTE AND NET PROCEEDS, when there exist more than one term of payment for the sales agreements included in the same, until the total cancellation thereof. Should the amount of such items to be subtracted excess the amount to be paid by LAS MARIAS to MOLINOS ALA on the first weekly due date corresponding to the SALES NOTE AND NET PROCEEDS to which they are charged, these will be applied to subsequent due dates until their total allocation, as it may correspond.
Fifth. DELIVERIES. STOCK. WEEKLY SETTLEMENT AND METHOD OF PAYMENT.
5.1.	MOLINOS ALA will deliver THE PRODUCTS on truck (finished and packed in a set of cases, envelopes, cans or jars suitable for selling), in “Arlog” standard pallets, in the stores indicated by LAS MARIAS as concentration points in Great Buenos Aires, Mendoza, Tucumán, Rosario and Córdoba, or those agreed by the parties in the future.
5.2.	Contemporary to each of THE PRODUCTS delivery on consignment made by MOLINOS ALA in accordance with the provisions of clause 5.1., it may give LAS MARIAS, within the scope of the powers granted to it by virtue of this contract, the instructions which the latter must follow during the sale on commission of THE PRODUCTS set in question. Each of THE PRODUCTS set deliveries will be deemed an individual and certain operation on consignment. In the absence of MOLINOS ALA written instructions, made pursuant to this clause and notified according to the regime established in clause 15.1, it will be deemed that the previous business terms and conditions for the sale on consignment are in effect. The provisions set forth in this clause will be in effect notwithstanding the provisions of clause 3.1. and 3.4., in connection with the coming into force of the marketing terms and conditions.
5.3.	LAS MARIAS will comply with the commission, under the terms of section 238 of the Commercial Code, acting pursuant to the last business conditions in force, by virtue of clause 5.2., being of no application, in this case, the provisions of section 245 of the Commercial Code. Should the business conditions in force not be modified for the operations in question, LAS MARIAS may not exercise the right referred to in section 235 of the Commercial Code.
5.4.	LAS MARIAS will be liable under the terms of section 247 of the Commercial Code. LAS MARIAS is responsible for the damages arising from a wrong storage within its premises or an inadequate handling of THE PRODUCTS made by it. To the effects of this clause, the stock valuations will be made using the LIFO (Last in, First out) method.
5.5.	Every week, LAS MARIAS will make SALES NOTES AND NET PROCEEDS including the billed operations corresponding to such period, which will be sent to MOLINOS ALA within the following 5 working days, as well as a detailed list of THE PRODUCTS stock existing in each of LAS MARIAS stores. The period from Mondays to Sundays will be deemed a week.
Such notes or exhibits attached therein will state the net sold quantities, the billed gross amount and the corresponding term of payment, which will count from the execution of the sale, as defined in this contract. To this total the discounts granted by MOLINOS ALA, the charges to be afforded by MOLINOS ALA which, on its account and order LAS MARIAS should have incurred, the percentages corresponding to the theoretical definition of bad debt reserve of clause 4.9., the corresponding tax retentions and the commission calculated pursuant to point 4.1., will be subtracted and the VAT amounts, pursuant to the provisions of the income tax law regarding consignment operations, will be added. The resulting net amount will constitute the balance to be paid by LAS MARIAS. Such balance in favor of MOLINOS ALA, will be paid by LAS MARIAS with a local bank check not to the order, pursuant to the provisions of the following clause.
The SALES NOTE AND NET PROCEEDS will constitute the accountability set forth in section 277 of the Commercial Code. The parties herein extend the term set forth in section 246 of said Code to seven running days from the receipt of each SALES NOTES AND NET PROCEEDS.
5.6.	Upon the maturity date of the payment terms, given to third buyers based on MOLINOS ALA instructions, seven running days will be added, and LAS MARIAS will have to cancel the operations informed in the SALES NOTE AND NET PROCEEDS, on the Friday of the week when said term expired, including the payment term of the operations plus the additional seven days referred to above.
Should the same SALES NOTE AND NET PROCEEDS include operations with different payment terms, this will be partially cancelled, in accordance with the aforesaid procedure, in as many payments as operations with different terms were included in such note.
5.7.	In case of arrears, which will occur automatically in the case of non-compliance with the established terms, penalty interests shall be charged, in accordance with the rate fixed by the Banco de la Nación Argentina for 30-day discount business transactions.
5.8.	LAS MARIAS will take the necessary steps to have a RECALL system, i.e. the information to locate the final destiny in first instance of each of the bulks of a production lot, identified by MOLINOS ALA. For the purpose of this definition it will be deemed as first instance the first client or store to which the goods in question are delivered. This system will be used when, for operational or quality reasons, certain sets of products must be withdrawn from circulation. The implementation of the system will be agreed between MOLINOS ALA and LAS MARIAS. Also, the maximum and medium number of times the system will be used should be agreed in advance.
5.9.	LAS MARIAS will allow the access to the representatives of MOLINOS ALA, during the normal working hours to inspect the premises and operations of LAS MARIAS in relation with THE PRODUCTS, as well as to any other record used for such purposes.
5.10.	THE PRODCUTS delivered to LAS MARIAS by MOLINOS ALA pursuant to the provisions of point 5.1., will be part of LAS MARIAS stock on consignment, for its subsequent marketing.
5.11.	In accordance with the provisions of clause 5.2., each sales operation of THE PRODUCTS made by LAS MARIAS with third party buyers, on account and order of MOLINOS ALA, will be deemed an independent and autonomous operation on consignment in the frame of this contract, based on the provisions herein.
The grouping of operations in self consideration of the procedures stated for its liquidation in clause 5.5., as well as for the reserves agreed in clauses 4.1. to 4.9., will be seen in as constitutive of methodologies adopted for the purposes of a better management of the contractual relationship between the parties.
5.12.	Likewise, the cancellation proceedings of the SALES NOTE AND NET PROCEEDS set forth in clause 5.6., should be interpreted in accordance with that and taking into account that the term, to the effects agreed, is an estimation average made by MOLINOS ALA, considered by marketing channel and/or client, area and sales composition expectation, regarding the sales term of THE PRODUCTS to the market and the period in which, reasonably, LAS MARIAS may collect, on behalf and to the order of MOLINOS ALA, the prices of the sales it shall produce in such capacity.
5.13.	The application of the liquidation proceedings for the SALES NOTE AND NET PROCEEDSS operations and cancellation, in accordance with the assumptions stated in the previous clause, implies a minimum theoretical average of collection from the execution of the sales until the effective reception by LAS MARIAS of its price. LAS MARIAS should not be obliged, due to the application of the payment mechanism set forth in clause 5.6., to give in advance to MOLINOS ALA, in the whole of the liquidated operations, the amounts corresponding to their prices.
5.14.	On the opportunity set forth in clause 4.4., last paragraph, LAS MARIAS will notify such circumstance. to MOLINOS ALA, when the effective average of collection of the month in question is over the theoretical one set forth in clause 5.6.
LAS MARIAS will calculate the effective average of collection having into consideration the total amount, in pesos, attributable to the price of the sales on consignment, corresponding to operations included in SALES NOTES AND NET PROCEEDS cancelled by LAS MARIAS during the month under consideration and the total amount in pesos, attributable to same operations, which should be effectively received by LAS MARIAS until the cancellation date of each SALES NOTE AND NET PROCEEDS in question.
5.15.	The parties shall, bi-annually, and within ten working days after the ending of such period, adjust the cancellation system of the SALES NOTE AND NET PROCEEDS, trying to redefine it, for the purpose of putting the collection theoretical average at the same level as the collection effective average verified in the semester immediately prior, independently of the percentage significance of the difference which might have occurred between the two rates.
5.16.	On the assumption that the difference between the collection theoretical average and the collection effective average was more than a ten percent (10%) of the monthly invoicing of THE PRODUCTS, LAS MARIAS may notify MOLINOS ALA to provide a liquidation mechanism which may adjust the collection theoretical average to the effective average, within five working days of such requirement.
5.17.	LAS MARIAS may refuse to sell to clients, despite instructions to the contrary by MOLINOS ALA, in case LAS MARIAS has a credit against such clients which is technically a bad debt, pursuant to the definition set forth in clause 4.8., first paragraph, and/or in case such clients are in arrears with LAS MARIAS, for previous operations, for a period equal or longer than ten days taking into account, therefore, the maturity of the payment term agreed in the invoice.
Sixth. TAXES.
Each party will pay all the taxes, rates and contributions which are applicable to their respective activity, and relieve the other from liability by the payment of taxes, rates and contributions, both national as well as provincial and municipal, having the power to withhold the amounts which may be obliged to pay in case the other party failed to comply with such payment.

Seventh. BUSINESS PLAN.
7.1.	Annually, MOLINOS ALA will agree with LAS MARIAS the business program for the fiscal year which means to define the marketing mix of THE PRODUCTS in order to design competitive and effective strategies which allow both companies to optimize their results.
7.2.	The quarterly results will be evaluated together and it will be agreed, if appropriate, the necessary adjustments in specific plans of action.
7.3.	The provisions set forth in clauses 7.1. and 7.2. do not mean that MOLINOS ALA subjects its final decision regarding the handling of its own trademarks to the agreement with LAS MARIAS. Also, LAS MARIAS sales will be performed in accordance with the normal operation of this company.
7.4.	The obligation of LAS MARIAS to give information, as agreed in this contract, and, particularly, in relation with the development of the business on consignment, may be complied with by fax or any other suitable means for that purpose.
7.5.	LAS MARIAS herein agrees to give MOLINOS ALA, from time to time and pursuant to the current guidelines, the necessary statistics to control and evaluate the work made by LAS MARIAS, for key clients and for areas, as well as qualitative comments regarding the performance and/or relationship with the main clients and activities of competitive products and/or companies. LAS MARIAS herein agrees that MOLINOS ALA will have the information corresponding to the products sales as soon as possible.
7.6.	LAS MARIAS will allow MOLINOS ALA to make the necessary audits in relation with this contract.
7.7.	LAS MARIAS AND MOLINOS ALA herein agree to collaborate with each other and coordinate closely the business activities, in accordance with the provisions of clause 7.1., 7.2. and 7.3.. Likewise, LAS MARIAS will appoint an authorized representative, duly qualified, as the person to contact in MOLINOS ALA for the purposes of this contract. LAS MARIAS may replace this representative at any time, by means of a previous communication to MOLINOS ALA, five days in advance.
The expenses arising from advertising activities, promotions, market and product research established in the business program, will be on account of MOLINOS ALA, except for joint activities which were expressly agreed to be carried out by both parties sharing the expenses. The promotional activities for THE PRODUCTS which involve for such purpose the use of existing and available human resources that report to LAS MARIAS, will be at the disposal of MOLINOS ALA free of charge. The stock refilling service at the points of sale performed by LAS MARIAS will be a non-refundable charge of the commission by MOLINOS ALA.
7.8.	Both parties will agree, 30 days before the closing date of each of MOLINOS ALA fiscal year, currently every 30th June of each year, the minimum number of business objectives valid for the next fiscal year. This will be made in accordance with the marketing plan introduced by MOLINOS ALA in such fiscal year. MOLINOS ALA will notify to LAS MARIAS every change in the closing dates of its fiscal years.
7.9.	General discounts (by type of sales channel, volume, etc.) will be fixed by MOLINOS ALA and informed in writing to LAS MARIAS at the beginning of the validity of this contract, otherwise the current ones will rule. The same will remain in force to the extent that they were not modified by MOLINOS ALA. Any special discount or promotional activity which is part of the generically established should have a limited period of application. Its magnitude and duration should be informed in writing by MOLINOS ALA in order to be subtracted in the Sales Note and Net Proceeds.
7.10.	LAS MARIAS herein agrees that, should the negotiations included in this contract anticipate or include annual or regular sums of money delivered to the clients in lieu of payment, allocated to promotional or commercial items as a direct or indirect condition for their acquisition of THE PRODUCTS, afforded by MOLINOS ALA; and if because of the special type of negotiation such in lieu of payment deliveries were global for all the goods traded by LAS MARIAS with said client, including, but not limited to, THE PRODUCTS, it will provide in writing to MOLINOS ALA, by direct information of the chain, or by an officer of LAS MARIAS; the total amount of the in lieu of payment delivery requested by the client to LAS MARIAS with respect to THE PRODUCTS or appropriable to them.
7.11.	In the case of extraordinary discounts, special exhibitions, reopening, competitions or any other non regular promotional charge, agreed in the frame of the negotiations referred to in the previous clause, their previous treatment and approval will be on MOLINOS ALA which, to such effects, will be duly informed and in due time by LAS MARIAS.
7.12.	The debits concerning the SALES NOTES AND NET PROCEEDS, arising from the items referred to in clauses 7.0 and 7.11, must be properly ordered and controlled by LAS MARIAS personnel before their specific allocation to some of such notes, within 90 days of their accrual, including the comparison of the existence of the written authorization by an authorized officer of MOLINOS ALA. The parties herein agree to review the methodologies and their projection in the clients’ accounts, in order to clarify their allocation. In turn, LAS MARIAS herein agrees to maintain MOLINOS ALA duly informed with regard to the progress or conflicts with the clients.
Eighth. PLACE OF PAYMENT.
8.1.	The place of payment for all the effects provided for in this contract is General Daniel Cerri Street No. 1050, Buenos Aires City.
Ninth. THE PRODUCTS QUALITY.
9.1.	MOLINOS ALA agrees to offer a constant quality in agreement with the current one and in accordance with the provisions of the Argentine Food Code and with the content of THE PRODUCTS labels, which should always be approved, in the cases in which such approval by official entities is needed. It also agrees to replace all those goods which have manufacturing, packaging or any other kind of faults, regarding their quality or quantity, beyond LAS MARIAS or third party buyers of THE PRODUCTS control.
This undertaking to replace the products is on the condition that the faults may be verified by MOLINOS ALA, or that both parties have previously agreed the replacement. To such effect, LAS MARIAS will duly inform to MOLINOS

ALA, and within 5 subsequent working days it should make the corresponding verification. After such period the claim will be deemed accepted.
9.2.	MOLINOS ALA grants LAS MARIAS and third party buyers of THE PRODUCTS the widest and completely total guarantee for their quality and it is responsible for the consequences attributable to it, having LAS MARIAS the power to deduct from the amounts which it should pay to MOLINOS ALA any amount, previously approved in writing by MOLINOS ALA, which should be paid for the faults in the quality of THE PRODUCTS or the fulfillment of legal provisions.
9.3.	In order to assure the efficiency of the internal handling of THE PRODUCTS in LAS MARIAS, any modification referred to by MOLINOS ALA on the sizes or weight of secondary containers should be agreed together with LAS MARIAS.
Tenth. LAS MARIAS’ DUTIES.
10.1	To a greater success of THE PRODUCTS commercialized by MOLINOS ALA, LAS MARIAS will carry out all the business management (sell, billing, delivery and collection). Should MOLINOS ALA discontinue permanently or constantly in a temporary way the delivery of THE PRODUCTS which are marketed by LAS MARIAS, and upon notification to MOLINOS ALA to normalize the situation in a period of no less than fifteen running days, LAS MARIAS will be automatically released from the commitment referred to in point 1.1.
10.2	LAS MARIAS herein agrees to inform immediately and in writing MOLINOS ALA any infringement known by it of its trademarks or of THE PRODUCTS. If possible, it will include every piece of information which may be useful to MOLINOS ALA.
Eleventh: LEGAL RELATIONSHIP BETWEEN LAS MARIAS AND MOLINOS ALA. SUBSTITUTION.
11.1	LAS MARIAS will act as consignee or commission agent of MOLINOS ALA. The relationship between the parties will be governed by the provisions of sections 232 to 281 of the Commercial Code, in everything that should not be hereby modified.
11.2	LAS MARIAS will have at every time full responsibility for the fulfillment of the commission referred to at the beginning of this contract. Considering that the parties are bound by the nature of the business, it will be executed in a way that specifically takes into account the respect and equilibrium of the interests of each party.
11.3	In accordance with the provisions of clause 11.1, LAS MARIAS will not compromise in any way the responsibility of MOLINOS ALA to third parties. The acts and agreements celebrated by LAS MARIAS will be deemed, to third buyers, made under its direct and exclusive responsibility.
11.4	LAS MARIAS herein grants to MOLINOS ALA the exclusive right, title and interests on and with every trademark and factory name which, at any time, MOLINOS ALA or an affiliated company of MOLINOS ALA has adopted, used or registered in Argentina (hereinafter the TRADEMARKS) and will not take or make somebody take at any time any action to contest or in any way harm or tending to harm part of such right, title or interests. No reference to the TRADEMARKS will be regarded as LAS MARIAS interest to acquire legal rights on the trademarks or records and LAS MARIAS herein recognizes that no actions by it or in its behalf will create in its favor any right, title or interest in the TRADEMARKS.
11.5	LAS MARIAS may substitute the commission, unless otherwise MOLINOS ALA expressly and in writing instructs. The substitution that it should eventually make will be always in its own name.
Twelfth. DURATION.
12.1	The duration of the contractual relationship is established in one year, as of 1st March, 2000. The extension will be automatic and for one year periods, unless otherwise stated, in writing, by any of the parties, informed 30 days prior to the expiration of the term in force in question. Each party may terminate this agreement at any time, without cause and no liability whatsoever for that, notifying in writing to the other party 120 running days in advance.
12.2	Upon termination of this contract by virtue of its due date or by early or ante tempus termination, MOLINOS ALA will not be responsible for the damages of any nature which LAS MARIAS may claim, in compensation for the loss of present and future profits, as well as charges, investments or obligations made in connection with this contract or by any other cause.
12.3	In turn, MOLINOS ALA shall not make LAS MARIAS responsible at the termination of this contract by virtue of its due date or by early or ante tempus termination for damages of any nature, for compensation for the loss of present and future profits made by the lack of destination for the manufactured goods or the loss in the value of their trademarks or charges or obligations or investments made in connection with this contractual relationship, or by any other cause.
Thirteenth. NON-FULFILLMENT.
13.1	Every one of the following shall be deemed substantial breach of contract:
a)	The marketing by LAS MARIAS of products clearly in competition with THE PRODUCTS, in a continuous way and in violation of the provisions of clause 2.1.

b)	the event of default by LAS MARIAS, for more than fifteen days and for an amount equal or greater than twenty percent of the monthly average gross invoicing of LAS MARIAS, corresponding to THE PRODUCTS.

c)	The reduction by MOLINOS ALA of the quality established in point nine.

d)	Non-fulfillment by MOLINOS ALA, of the supply of THE PRODUCTS, or the lack of priority in the deliveries to LAS MARIAS above any other third party with respect to THE PRODUCTS, or violation of the provisions of clause 1.1.
Upon an essential non-fulfillment, the affected party may, at its own discretion:
a)	Request to the reliable party the fulfillment.
b)	Extinguish the obligations paying the damages which may result in charge of the breaching party.
13.2	Also, it will be a reason for the termination of the agreement:
a.	The assignment or transfer thereof by any of the parties, without previous written notice to the other party.

b.	Any sale or transfer, compulsory or voluntary, which may imply a change in the control of LAS MARIAS, unless such sale or transfer was to one of the companies controlled by Las Marías S.A. Group.

c.	The compulsory or voluntary bankruptcy or liquidation of any of the parties.
13.3	Cases such as Force Majeure or Act of God will not be deemed non-fulfillment reasons, as well as strikes, accidents, lack of raw material or similar situations which decrease or paralyze the production at the plant or the sales opportunities.
Fourteenth. CONFIDENTIALITY.
14.1	LAS MARIAS and MOLINOS ALA will refrain from disclosing to third parties or their employees any information out of the public knowledge, related to business, affairs, or products of MOLINOS ALA, and/or the products marketed by LAS MARIAS which LAS MARIAS or MOLINOS ALA may acquire in the course of their activities within this contract, except for those employees of LAS MARIAS or MOLINOS ALA which need to know such information for the fulfillment of this contract and only for such purpose. LAS MARIAS and MOLINOS ALA will take the necessary precautions in order to prevent unauthorized disclosures by some of their employees.
LAS MARIAS and MOLINOS ALA herein agree to indemnify each other for any damage which, for non-fulfillment of the provisions of this clause, one may cause to the other.
14.2	The provisions of clause 14.1 above will not be applicable to the cases in which: (i). The piece of information has become public without LAS MARIAS and/or MOLINOS ALA or their employees fault, (ii). The disclosure of information which has been approved in writing by MOLINOS ALA and/or LAS MARIAS, and (iii). The information must be disclosed by virtue of a final court order.
Fifteenth. CONTRACT TERMINATION.
Once this contract is terminated for any reason whatsoever, the parties herein agree:
15.1	To do their best to avoid negative effects on the business interests of both of them, collaborating with each other in an orderly mechanism of transition.
15.2	Not to act in competition with the activities of the other party for a period of six months after the termination of the contractual relationship. It will be deemed activities in competition if MOLINOS ALA goes into business or markets products which at that moment LAS MARIAS is manufacturing or marketing, or if LAS MARIAS introduces among the products marketed by it or by third parties rice for consumption.
Sixteenth. EXCLUSION OF LABOR RELATIONSHIPS.
The parties herein state that the activities compromised by the present are part of the corporate purpose and the business activity of LAS MARIAS, and consequently:
16.1	The personnel hired by LAS MARIAS have no relation at all with MOLINOS ALA, being exclusively on behalf of LAS MARIAS their labor and retirement situations.

16.2	Should MOLINOS ALA receive any judicial or extrajudicial claim made by third parties, grounded on the violation of labor or retirement rules in charge of LAS MARIAS, it should be immediately in charge of such claims in order to hold MOLINOS ALA harmless.
Seventeenth. TOLERANCE.
The tolerance by one of the parties of the non-fulfillment of the other will not either generate any right to the latter or impede that the liable party claims in the future to the remainder the total fulfillment of its obligations, as established in this contract.
Eighteenth. REPRESENTATIVES. CONTRACT MANAGEMENT.
18.1	MOLINOS ALA herein appoints for the management of the present, acting on its behalf, the officers indicated in Exhibit B, who will have the power to act as a link to LAS MARIAS.
Nineteenth. DOMICILE AND JURISDICTION.
19.1	To all judicial and extrajudicial effects derived from this contract, MOLINOS ALA and LAS MARIAS established contractual domicile at the places stated above, where all the communications and notifications will be deemed valid. The establishment of a domicile different from the indicated should be notified to the other party by certified mail.
19.2	The parties herein submit themselves to the jurisdiction of the Tribunales Ordinarios en lo Comercial [Commercial Courts] of the City of Buenos Aires for any judicial matter which may arise from the business relationship, with express waiver of any special jurisdiction. Should a conflict arise between MOLINOS ALA and LAS MARIAS it will be compulsory before filing the judicial action that a period of reconciliation of 30 days elapses, during which the parties will try to reach an agreement; the term will start the day after the notice calling the meeting which will be made by any of the parties to the other.
(End of the Offer)
i.	The offerer herein states that the present offer is made under the terms of section 1148 of the Civil Code, considering all the terms of the related clauses hereinabove and the Exhibits attached hereto, as background that constitute the contract the organization of which is herein offered.

ii.	The signed exhibits referred to in the offer are attached hereto.

iii.	Should you fail to give an answer in a period of ten running days as of the date of this offer and market our products as of the first day of the current March, we shall deem it accepted and all the terms and conditions stated in the clauses hereinabove in force between the parties.

iv.	This offer, within the scope previously defined, is irrevocable.

v.	Unless otherwise stated in the contractual text, the terms fixed in the agreement will be in running days.

vi.	The coming into force of this contract will entail the repealing of any previous agreement, commitment and/or contractual obligation existing between the parties.
Looking forward to hearing from you soon, we remain,
Yours faithfully,

MOLINOS ALA S.A.

EXHIBIT B
OFFICERS APPOINTED BY MOLINOS ALA FOR THE PURPOSE OF MANAGING THE PRESENT CONTRACT (CLAUSE 18.1)

Mario José Guareschi	ID 7.760.097
José María Chaher	ID 16.124.158
Marcelo Pelusso	ID 17.763.559
MOLINOS ALA S.A.

Buenos Aires, 1st March, 2000
ADDENDUM TO THE CONTRACT ON CONSIGNMENT OFFER OF 19TH FEBRUARY, 200.
Messrs.
Establecimiento Las Marías
Dear Sirs,
          By means of this letter we inform you the following modification to our contract on consignment offer made through our letter of 9th February, 2000.
The modifications are as follows:
FIRST: MOLINOS ALA will assume the fifty percent (50%) of the bad debts corresponding to the wholesale channel. The liquidation mechanism of the corresponding amount will be similar to the one used for the liquidation operations.
SECOND: From 1st March, 2000 to 1st June of said year, the fall in the sales of THE PRODUCTS, on monetary terms to the existing volume as of 1st March, 2000, will imply a decrease in the total amount of the commissions, freights, insurances and bad debts applicable to the NET PROCEEDS NOTES similar in percentage terms, notwithstanding this, said items will all have a minimum of ten percent (10%) on the basis fixed in our proposal.
THIRD: In the case of direct deliveries the items described in the previous point should not be over the eleven and a half percent (11.5%). Therefore, the delivery of THE PRODUCTS directly from our manufacturer plant to the client’s domicile will be deemed direct delivery.
Looking forward to hearing from you soon, we remain,
Yours faithfully,
          MOLINOS ALA S.A.